INTRAOP MEDICAL CORPORATION

CONSOLIDATED FINANCIAL REPORT

SEPTEMBER 30, 2022

INTRAOP MEDICAL CORPORATION

CONTENTS

Page
INDEPENDENT AUDITOR’S REPORT	1 – 2
CONSOLIDATED FINANCIAL STATEMENTS
Consolidated Balance Sheets	3
Consolidated Statements of Operations	4
Consolidated Statements of Stockholders’ Deficit	5
Consolidated Statements of Cash Flows	6
Notes to Consolidated Financial Statements	7 – 36

INDEPENDENT AUDITOR'S REPORT

Board of Directors

IntraOp Medical Corporation

Opinion

We have audited the consolidated financial statements of IntraOp Medical Corporation (the Company), which comprise the consolidated balance sheets as of September 30, 2022 and 2021, the related consolidated statements of operations, stockholders’ deficit and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of September 30, 2022 and 2021, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audits in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

The accompanying financial statements have been prepared assuming that the company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has suffered recurring losses from operations, has a net capital deficiency and has stated that substantial doubt exists about the company’s ability to continue as a going concern. Management's evaluation of the events and conditions and management's plans regarding these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern within one year after the date that the financial statements are issued or available to be issued.

160 West Santa Clara Street, Suite 600, San Jose, CA 95113 T: 408.294.3924 F: 408.295.3925 877.754.4557

1

Board of Directors

IntraOp Medical Corporation

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•	Exercise professional judgment and maintain professional skepticism throughout the audit.

•	Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•	Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•	Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•	Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

SingerLewak LLP

March 24, 2023

2

INTRAOP MEDICAL CORPORATION

CONSOLIDATED BALANCE SHEETS

September 30, 2022 and 2021

ASSETS

	2022	2021
Current assets
Cash and cash equivalents	$4,022,289	$4,034,670
Accounts receivable	1,984,524	416,080
Inventories	3,560,876	1,134,870
Prepaid expenses and other current assets	807,965	563,485

Total current assets	10,375,654	6,149,105

Property and equipment, net	2,019,580	5,393,594
Property leased to others under operating leases	2,190,789	2,079,153
Restricted cash	44,244	44,190
Intangible assets, net	80,000	1,382,224
Goodwill	4,746,994	4,746,994

Total assets	$19,457,261	$19,795,260

LIABILITIES AND STOCKHOLDERS' DEFICIT

Current liabilities
Related party notes payable, short-term	$5,000,000	$5,000,000
Related party convertible promissory notes, net of debt discount, short-term	22,511,141	18,557,665
Capital lease obligation, short-term	2,553,033	1,281,164
Accounts payable	1,836,564	1,770,991
Accrued expenses	12,428,070	7,653,018
Customer deposits	-	637,768
Deferred revenue	758,147	617,718
Deferred profit on sale leaseback, short-term	491,571	963,938
Derivative liability, short-term	9,132,497	6,412,484

Total current liabilities	54,711,023	42,894,746

Convertible promissory note, net of debt discount, long-term	2,288,691	2,154,135
Capital lease obligation, long-term	10,104,071	4,765,653
Deferred profit on sale leaseback, long-term	800,887	1,882,806
Deferred rent, long-term	37,002	2,957
Derivative liability, long-term	-	675,000
Deferred tax liabilities	118,925	105,516

Total liabilities	68,060,599	52,480,813

Commitments and Contingencies (Note 9)

Stockholders' deficit
Convertible preferred stock, $0.00001 par value: 76,856,187 shares authorized:
29,759,583 shares issued and outstanding (liquidation preference of $30,921,113)	298	298
Common stock, $0.00001 par value: 100,000,000 shares authorized;
1,782,087 and 1,631,462 shares issued and outstanding, respectively	18	17
Additional paid-in capital	31,582,406	31,576,661
Accumulated deficit	(82,845,991)	(67,388,605)
Non-controlling interest in UK joint venture	2,659,931	3,126,076

Total stockholders' deficit	(48,603,338)	(32,685,553)

Total liabilities and stockholders' deficit	$19,457,261	$19,795,260

See notes to financial statements.

3

INTRAOP MEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

Years Ended September 30, 2022 and 2021

	2022	2021

Revenues	$10,132,434	$7,193,417
Cost of revenues	6,752,886	5,846,320

Gross profit	3,379,548	1,347,097

Operating expenses
Research and development	1,926,676	1,760,924
Sales and marketing	3,671,228	3,811,432
General and administrative	4,864,391	4,963,246

Total operating expenses	10,462,295	10,535,602

Loss from operations	(7,082,747)	(9,188,505)

Other income (expense):
Other (expense)/income	(854,802)	25,692
Loss on sale of property leased to others	(286,831)	-
Loss on sale leaseback modification	(635,593)	-
Profit on sale leaseback	986,594	1,449,057
Change in fair value of derivative liability	(1,070,013)	(778,742)
Payroll Protection Program loan forgiveness	-	493,600
Interest expense	(6,965,411)	(5,135,060)

Total other expense	(8,826,056)	(3,945,453)

Loss before provision for income taxes	(15,908,803)	(13,133,958)

Income tax provision	(14,728)	(14,558)

Net loss	$(15,923,531)	$(13,148,516)

Net loss attributable to non-controlling interest	$(466,145)	$(39,847)

Net loss attributable to controlling interest	$(15,457,386)	$(13,108,669)

See notes to financial statements.

4

INTRAOP MEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF STOCKHOLDERS' DEFICIT

Years Ended September 30, 2022 and 2021

	Convertible Preferred Stock		Common Stock		Additional Paid-in	Accumulated	Non controlling	Total Stockholders'
	Shares	Amount	Shares	Amount	Capital	Deficit	Interest	Deficit

Balance, September 30, 2020	29,759,583	$298	1,450,212	$15	$31,558,972	$(54,279,936)	$3,165,923	$(19,554,728)
Exercise of stock options	-	-	181,250	2	7,242	-	-	7,244
Stock-based compensation	-	-	-	-	10,447	-	-	10,447
Net loss	-	-	-	-	-	(13,108,669)	(39,847)	(13,148,516)
Balance, September 30, 2021	29,759,583	$298	1,631,462	$17	$31,576,661	$(67,388,605)	$3,126,076	$(32,685,553)
Exercise of stock options	-	-	150,625	1	902	-	-	903
Stock-based compensation	-	-	-	-	4,843	-	-	4,843
Net loss	-	-	-	-	-	(15,457,386)	(466,145)	(15,923,531)
Balance, September 30, 2022	29,759,583	$298	$1,782,087	$18	$31,582,406	$(82,845,991)	$2,659,931	$(48,603,338)

See notes to financial statements.

5

INTRAOP MEDICAL CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

Years Ended September 30, 2022 and 2021

	2022	2021
Cash flows from operating activities
Net loss	$(15,923,531)	$(13,148,516)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,331,172	1,859,224
Amortization of intangible assets	1,302,224	1,302,223
Payroll Protection Program loan forgiveness	-	(493,600)
Loss on sale leaseback modification	635,593	-
Loss on sale of property leased to others	286,831	-
Stock-based compensation expense	4,843	10,447
Deferred tax expense	13,409	13,408
Non-cash interest expense	1,193,618	817,835
Change in fair value of derivative liability	1,070,013	778,742
Changes in operating assets and liabilities
Accounts receivable	(1,568,444)	1,146,427
Inventories	(2,426,006)	(2,171,877)
Prepaid expenses and other current assets	(244,480)	(76,416)
Property leased to others under operating leases	(398,467)	-
Accounts payable	65,573	(44,686)
Accrued expenses	4,775,052	3,322,510
Customer deposits	(637,768)	35,276
Deferred revenue	140,429	(417,652)
Deferred profit on sale-leaseback	(130,392)	100,073
Deferred rent	34,045	(44,280)

Net cash used in operating activities	(10,476,286)	(7,010,862)
Cash flows from investing activities
Purchase of property and equipment	(16,645)	(25,158)

Net cash used in investing activities	(16,645)	(25,158)
Cash flows from financing activities
Proceeds from related party convertible promissory notes	3,900,000	2,500,000
Proceeds from convertible promissory note	-	1,200,000
Proceeds from sale leasebacks	9,550,000	5,500,000
Repayments of capital lease	(2,970,299)	(3,149,209)
Proceeds from exercise of stock options	903	7,244

Net cash provided by financing activities	10,480,604	6,058,035

Net decrease in cash, cash equivalents and restricted cash	(12,327)	(977,985)

Cash and cash equivalents, beginning of year	4,034,670	5,012,677
Restricted cash, beginning of year	44,190	44,168

Total cash, cash equivalents and restricted cash, beginning of year	4,078,860	5,056,845

Cash and cash equivalents, end of year	4,022,289	4,034,670
Restricted cash, end of year	44,244	44,190

Total cash, cash equivalents and restricted cash, end of year	$4,066,533	$4,078,860

Supplemental disclosure of cash flow information
Cash paid for interest	$1,067,735	$1,038,919
Cash paid for income taxes	$800	$800

See notes to financial statements.

6

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 – DESCRIPTION OF BUSINESS

IntraOp Medical Corporation (the “Company”), originally incorporated in Delaware in 2013, is a medical device company providing intraoperative radiation to ailing cancer patients.

IntraOperative Electron Radiation Therapy (“IOERT”) is the administration of radiation while a patient is undergoing cancer surgery. The radiation is delivered as part of the surgical procedure directly to a specified area (i.e. any residual breast tumor), while the surrounding healthy tissue is moved aside, when possible. The IOERT is delivered through a device called Mobetron. Mobetron is the intraoperative device sold by the Company. The Company is subject to a number of risks associated with companies at a similar stage including dependence on insurance companies, dependence on a few customers, competition from substitute services and larger competitors.

In April 2016, the Company established a wholly owned subsidiary, IntraOp Europe GmbH, in Germany.

In December 2018, the Company entered into a joint venture with El Seif Holding UK Limited (El Seif) to form IntraOp UK Ltd. (the JV), incorporated in England and Wales. Ownership is 50/50. The initial investment was 4,000,000 Great British Pounds (GBP) of which 1,000,000 was paid by the Company and 3,000,000 was paid by El Seif Holding UK Limited. The JV will be the exclusive distributor of the Company in the UK. The Company evaluated the JV and determined that consolidation of the JV was the proper treatment in accordance with accounting principles generally accepted in the United States of America (“US GAAP”), as the JV qualifies as a Variable Interest Entity (VIE) for which the Company was determined to be the primary beneficiary. In connection with its investment in the JV, the Company recorded a bargain purchase gain of $651,986 representing the difference between its investment amount of 1 million GBP and its 50% share of the equity of the JV at formation. Included in the non-controlling interest of El Seif is a 1 million GBP non-voting interest with priority in liquidation over the common shares. The consolidated financial statements include the financial statements of the joint venture.

7

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 2 – GOING CONCERN

As shown in the accompanying consolidated financial statements, the Company has suffered operating losses and negative cash flows from operations and as of September 30, 2022, had an accumulated deficit of $82,845,991. The Company is dependent upon continued equity or debt financing to continue as a going concern until such time as it can generate sufficient revenues and cash flows from operations.

Management’s plans in regard to this matter consist principally of securing additional debt or equity funding combined with planned improvements in cash flows from operations through revenue growth and cost controls. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared on the accrual basis in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

Reclassifications

Certain prior year amounts have been reclassified in order to conform to the current year presentation. These reclassifications had no effect on the previously reported net loss or accumulated deficit.

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company’s most significant estimates relate to: (i) the valuation of its common stock, stock options and warrants, (ii) derivative liabilities, (iii) inventory valuation, (iv) accrual for warranty obligations and (v) the valuation of acquired assets, including goodwill and intangibles.

8

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Consolidation

The consolidated financial statements include the financial statements of IntraOp Medical Corporation, its wholly owned subsidiary IntraOp Europe GmbH, and the joint venture IntraOp UK Ltd. All significant intercompany transactions and balances have been eliminated in consolidation.

Foreign Currency

The functional currency of IntraOp Europe GmbH and IntraOp UK Ltd. is the U.S. Dollar. Foreign currency transaction gains and losses are the result of exchange rate changes on transactions denominated in currencies other than the functional currency. Monetary balances are remeasured at year end exchange rates and non-monetary balances are remeasured at historical exchange rates. Revenues and expenses are translated at the average rates of exchange prevailing during the year. Remeasurement and foreign currency transaction gains/(losses) of ($854,802) and $25,692 for the years ended September 30, 2022 and 2021, respectively, are included in other income (expense), net, in the accompanying consolidated statements of operations.

Cash and Cash Equivalents

The Company considers all highly liquid investments with maturities of three (3) months or less from the date of purchase to be cash equivalents. The carrying amount of cash and cash equivalents approximates its fair value.

Restricted Cash

At September 30, 2022 and 2021, the Company had restricted cash of $44,244 and $44,190, respectively, which consisted of cash deposited in a money market account held to secure the Company’s credit card for both years.

Stock-based Compensation

Stock-based compensation cost for stock options is measured at the grant date based on the fair value of the award, determined using the Black-Scholes option pricing model, and is recognized as expense over the applicable vesting period of the stock award using the straight-line method for awards that are expected to vest.

Concentrations of Credit Risk

Financial instruments that potentially subject the Company to credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are deposited with federally insured commercial banks and cash balances may be in excess of federal insurance limits. Management believes that the financial risks associated with its cash and cash equivalents are minimal as the Company’s cash deposits are held at creditworthy commercial banks.

9

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Concentrations of Credit Risk (Continued)

The Company generally does not require collateral or other security in support of accounts receivable and does not charge interest on past due balances. The Company performs ongoing credit evaluations of its customers and maintains an allowance for doubtful accounts to ensure accounts receivables are not overstated due to uncollectibility. Allowances are provided for individual accounts receivable when the Company becomes aware of a customer’s inability to meet its financial obligations, such as in the case of bankruptcy, deterioration in the customer’s operating results or change in financial position. If circumstances related to customers change, estimates of the recoverability of accounts receivable are further adjusted. The Company also considers broader factors in evaluating the sufficiency of its allowances for doubtful accounts, including the length of time receivables are past due, macroeconomic conditions, significant one-time events and historical experience. The Company charges off uncollectible accounts receivable once all efforts to collect have been exhausted. As of September 30, 2022 and 2021, there was no allowance for doubtful accounts.

The Company’s product revenues consist principally of Mobetron systems and related service and maintenance sold principally to hospitals and doctors’ offices, throughout the United States, Europe, Middle East and Southeast Asia.

Accounts receivable from one customer totaled approximately 50% of total accounts receivable at September 30, 2022. Sales to four customers accounted for approximately 11%, 11%, 13% and 14% of total revenues for the year ended September 30, 2022.

Accounts receivable from four customers totaled approximately 24%, 21%, 18% and 13% of total accounts receivable at September 30, 2021. Sales to three customers accounted for approximately 21%, 19% and 13% of total revenues for the year ended September 30, 2021.

Inventories

Inventories are stated at the lower of cost or net realizable value, using a standard cost method. The Company periodically reviews its inventories for potential slow-moving or obsolete items and writes down specific items to net realizable value as appropriate.

Property and Equipment

Property and equipment are stated at historical cost, less accumulated depreciation. Depreciation is provided using the straight-line method over the estimated useful lives of the assets, generally two to seven years. Leasehold improvements are amortized using the straightline method over the shorter of the estimated useful lives of the assets or the term of the leases. Upon retirement or sale, the cost of assets disposed, and the related accumulated depreciation are removed from the accounts and the resulting gain or loss is reflected in the consolidated statements of operations and comprehensive loss. Expenditures for repairs and maintenance are charged to expense as incurred.

10

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Property and Equipment (Continued)

The Company leases its equipment to certain customers. The costs related to this leased equipment are deferred and as the residual value of the equipment exceeds the cost, no depreciation has been recorded. The leased equipment is included in property leased to others under operating leases in the consolidated balance sheets.

Accounting for Impairment of Long-lived Assets

Long-lived assets, such as property and equipment, leased assets and intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. If the carrying amount of an asset exceeds estimated future net cash flows associated with the asset, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. No such impairments have been identified during the years ended September 30, 2022 and 2021.

Intangible Assets

Intangible assets with finite lives are amortized to expense over their useful lives of seven to ten years. The Company’s identified intangible assets consist of developed technology, customer relationships and trade name which are being amortized using the straight-line method.

Goodwill

Goodwill is not amortized but is tested for impairment on an annual basis or earlier if events occur or changes in circumstances indicate that the carrying amount of goodwill may not be recoverable. No such impairments have been identified to date.

Research and Development

Research and development costs are charged to operations as incurred.

Income Taxes

The Company accounts for income taxes using the asset and liability method. Under this method, deferred income tax assets and liabilities are recorded based on the estimated future tax effects of differences between the financial statement and income tax basis of assets and liabilities. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating loss and tax credit carryovers. Deferred tax assets and liabilities are measured using the enacted tax rates applied to taxable income. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is provided against the Company’s deferred income tax assets when it is more likely than not that the asset will not be realized.

11

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Income Taxes (Continued)

Significant judgment is required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, the Company considers all available evidence, including past operating results, estimates of future taxable income and the feasibility of tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that is more likely than not to be realized, the Company will adjust its valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.

The Company follows authoritative guidance regarding uncertain tax positions. This guidance requires that realization of an uncertain income tax position must be more likely than not (i.e., greater than 50% likelihood of receiving a benefit) before it can be recognized in the financial statements. The guidance further prescribes the benefit to be realized assumes a review by tax authorities having all relevant information and applying current conventions. The guidance also prescribes the financial statement classification of tax related penalties and interest and sets forth disclosures regarding unrecognized tax benefits. The Company recognizes potential accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of September 30, 2022 and 2021. The Company has not identified any material uncertain tax positions.

Fair Value Measurement

The Company determines the fair value of financial assets and liabilities using the fair value hierarchy established in the accounting standards.

The hierarchy describes three levels of inputs that may be used to measure fair value, as follows:

Level 1 –	Observable inputs that reflect quoted prices in active markets for identical assets and liabilities.
Level 2 –	Includes other inputs that are directly or indirectly observable in the marketplace.
Level 3 –	Unobservable inputs that are supported by little or no market activity.

The fair value hierarchy also requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company’s only financial asset carried at fair value in these financial statements is the bifurcated embedded conversion derivative liability. The fair value is based upon Level 3 inputs.

A schedule of the activity for the derivative liability and discussion of the valuation approach and assumptions is included in Note 5.

12

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Revenue Recognition

The Company recognizes revenue through the application of the following the five steps:

(1)	Identification of the contract with a customer, which is typically a purchase order or signed agreement.
(2)	Identification of the performance obligations in the contract. See below for the typical performance obligations.
(3)	Determination of the transition price: Price is stated in the purchase order or agreement. Selling prices are determined by standardized pricing sheets and adjusted for estimated returns, discounts and allowances.
(4)	Allocation of the transaction price to the performance obligations: The transaction price is allocated to the performance obligations based on standalone selling prices.
(5)	Recognition of revenue when (or as) each performance obligation is satisfied.

Below are the typical performance obligations and their revenue recognition method.

Sales of Mobetron systems and accessories are recognized at a point in time, upon delivery of the products. System sales are typically invoiced 20% upfront, 70% upon delivery and 10% within a couple weeks of delivery.

Maintenance and service contracts are typically invoiced annually or quarterly and recognized over time, ratably over the term of the contract. Amounts invoiced in advance of revenue recognition are recorded as deferred revenue in the accompanying consolidated balance sheets.

Customer deposits are recorded as a liability and recognized as revenue upon delivery of the product.

Rental revenue for leased Mobetron systems is typically invoiced quarterly or monthly and is recognized over time, ratably over the lease term.

During the years ended September 30, 2022 and 2021, the Company recognized the following:

	2022	2021
Point in time revenue recognized	$6,680,511	$4,300,164
Over time revenue recognized	3,451,923	2,893,253

Total revenue recognized	$10,132,434	$7,193,417

Opening balances (as of October 1, 2021) of accounts receivable, contract assets and contract liabilities were as follows:

Accounts receivable	$1,562,507
Deferred revenue	$1,035,370

13

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

Warranty

The warranty periods for the Company’s products are generally one year from the date of shipment. The Company is responsible for warranty obligations arising from its sales and provides for an estimate of its warranty obligation at the time of sale. Management estimates and provides a reserve for warranty upon sale of a new system based upon historical warranty repair expenses on the Company’s installed base. The warranty accrual is included in accrued expenses in the accompanying consolidated balance sheets.

Advertising

The Company expenses the costs of advertising, including promotional expenses, as incurred. Advertising expense for the years ended September 30, 2022 and 2021 was not material.

Sales Taxes

Sales taxes collected from customers and remitted to governmental authorities are not included in revenue.

Recent Accounting Pronouncements

In February 2016, the FASB issued ASU 2016-02, “Leases (Topic 842)”. The guidance in this update supersedes the leasing guidance in Topic 840, Leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities in the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for annual periods beginning after December 15, 2021, including interim periods within those fiscal year. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the consolidated financial statements, with certain practical expedients available. Management is currently evaluating the new standard, which will be effective for the Company beginning October 1, 2022.

In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments, which creates a new credit impairment standard for financial assets measured at amortized cost and available-for-sale debt securities. The ASU requires financial assets measured at amortized cost (including loans, trade receivables and held-to-maturity debt securities) to be presented at the net amount expected to be collected, through an allowance for credit losses that are expected to occur over the remaining life of the asset, rather than incurred losses. The ASU requires that credit losses on available-for-sale debt securities be presented as an allowance rather than as a direct write-down. The measurement of credit losses for newly recognized financial assets (other than certain purchased assets) and subsequent changes in the allowance for credit losses are recorded in the statement of income as the amounts expected to be collected change. The ASU is effective for fiscal years beginning after December 15, 2022. Early adoption is permitted. Management is currently evaluating the new standard, which will be effective for the Company beginning October 1, 2023.

14

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (Continued)

In October 2021, the FASB issued ASU 2021-07, Compensation - Stock Compensation (Topic 718): Determining the Current Price of an Underlying Share for Equity-Classified Share-Based Awards, which will allow nonpublic entities that issue equity-classified share-based awards to elect a practical expedient to determine the current price input of equity-classified share-based awards issued to both employees and nonemployees using the reasonable application of a reasonable valuation method. The practical expedient describes the characteristics of the reasonable application of a reasonable valuation method including (1) the date on which a valuation’s reasonableness is evaluated, (2) the factors that a reasonable valuation should consider, (3) the scope of information that a reasonable valuation should consider, and (4) the criteria that should be met for the use of a previously calculated value to be considered reasonable. The same characteristics are used in the regulations of the U.S. Department of the Treasury related to Section 409A of the U.S. Internal Revenue Code (the Treasury Regulations) to describe the reasonable application of a reasonable valuation method for income tax purposes. A reasonable valuation performed in accordance with the Treasury Regulations is an example of a way to achieve the practical expedient. The practical expedient in this Update is effective prospectively for all qualifying awards granted or modified during fiscal years beginning after December 15, 2021, and interim periods within fiscal years beginning after December 15, 2022. Early application, including application in an interim period, is permitted for financial statements that have not yet been issued or made available for issuance as of October 25, 2021. Management is currently evaluating the new standard, which will be effective for the Company beginning October 1, 2022.

NOTE 4 – SIGNIFICANT BALANCE SHEET COMPONENTS

Inventories

Inventories consisted of the following at September 30,:

	2022	2021

Raw materials	$2,667,056	$184,441
Work in process	620,320	346,339
Finished goods	92,785	392,559
Software	180,715	211,531

Total	$3,560,876	$1,134,870

15

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SIGNIFICANT BALANCE SHEET COMPONENTS (Continued)

Property and Equipment

Property and equipment consisted of the following at September 30,:

	2022	2021

Computers and equipment	$292,192	$280,770
Furniture and fixtures	65,598	60,363
Leased equipment	4,435,000	7,635,000

	4,792,790	7,976,133

Less accumulated depreciation	(2,773,210)	(2,582,539)

Property and equipment, net	$2,019,580	$5,393,594

Property leased to others under operating leases totaled $2,190,789 and $2,079,153 at September 30, 2022 and 2021, respectively. At September 30, 2022 and 2021, there were three leased Mobetron systems.

During 2022, the Company leased three systems to customers and recognized $692,778 of rental income, which is included in revenues in the statement of operations. Under the terms of one agreement, the lessee pays monthly rental fees of $30,000 for a two-year term. Under the terms of another agreement, the lessee pays monthly rental fees of $30,100 for a one-year term. Under the terms of another agreement, the lessee pays quarterly rental fees of 36,299 Euro.

During 2021, the Company leased two systems to customers and recognized $435,663 of rental income, which is included in revenues in the statement of operations. Under the terms of one agreement, the lessee pays monthly rental fees of $30,000 for a two-year term. Under the terms of another agreement, the lessee pays monthly rental fees of $30,100 for a one-year term, however during the year, the Company issued a credit memo totaling $180,600, reversing rental income due to the special circumstances related to the COVID-19 pandemic. Under the terms of another agreement, the lessee pays quarterly rental fees of 36,299 Euro.

16

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SIGNIFICANT BALANCE SHEET COMPONENTS (Continued)

Intangible Assets

The gross amount of intangible assets and related amortization were as follows as of September 30, 2022:

	Gross Carrying Amount	Estimated Useful Life (Years)	Accumulated Amortization	Carrying Value

Developed technology	$11,000,000	9	$11,000,000	$-
Customer relationships	1,000,000	7	1,000,000	-
Trade name	800,000	10	720,000	80,000

	$12,800,000		$12,720,000	$80,000

The gross amount of intangible assets and related amortization were as follows as of September 30, 2021:

	Gross Carrying Amount	Estimated Useful Life (Years)	Accumulated Amortization	Carrying Value

Developed technology	$11,000,000	9	$9,777,776	$1,222,224
Customer relationships	1,000,000	7	1,000,000	-
Trade name	800,000	10	640,000	160,000

	$12,800,000		$11,417,776	$1,382,224

Future amortization expense for these assets is as follows:

For the Years Ending
September 30,

2023	80,000

17

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 4 – SIGNIFICANT BALANCE SHEET COMPONENTS (Continued)

Accrued Expenses

Accrued expenses consisted of the following at September 30,:

	2022	2021

Employee related liabilities	$360,555	$257,389
Warranty accrual	180,000	180,000
Accrued interest	11,241,774	6,758,034
Other accrued liabilities	645,741	457,595

Accrued expenses	$12,428,070	$7,653,018

NOTE 5 – FINANCING ARRANGEMENTS

Related Party Notes Payable

In February 2014, the Company issued a $3,000,000 secured promissory note payable to an investor with an annual interest rate of 8%. This investor holds a majority of the outstanding convertible preferred stock of the Company. As amended, principal and interest payments were due in February 2020. In February 2017, the Company issued an additional $2,000,000 secured promissory note payable to the same investor with an annual interest rate of 8% that originally matured in February 2020. These notes require interest-only payments until the maturity date. In February 2020, the maturity dates for these notes were extended to June 2020. In June 2020, the maturity date was extended to December 2020. In December 2020, the maturity date was extended to December 2021. In November 2021, the maturity date was further extended to December 2022. In March 2022, the Company amended the secured promissory notes with the related party, whereby the Company shall make interest- only payments on a monthly basis through and including March 31, 2022; thereafter, interest shall accrue but shall not be payable until the maturity date. The balance of the notes at September 30, 2022 and 2021 was $5,000,000 for both years. Interest expense for the years ended September 30, 2022 and 2021 was $400,000, respectively.

Related Party Convertible Notes Payable

As of September 30, 2020, the Company had outstanding convertible notes payable of $12,261,129.

18

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – FINANCING ARRANGEMENTS (Continued)

Related Party Convertible Notes Payable (Continued)

During the year ended September 30, 2021, the Company issued the following additional convertible promissory notes:

April 2021	$1,000,000
June 2021	500,000
July 2021	500,000
September 2021	500,000

Total	$2,500,000

During the year ended September 30, 2022, the Company issued the following additional convertible promissory notes:

October 2022	$1,500,000
November 2022	1,000,000
February 2022	200,000
March 2022	150,000
April 2022	350,000
June 2022	700,000

Total	$3,900,000

These convertible promissory notes all have an annual interest rate of 15% and mature in December 2022. The holder of the note has the option to convert the outstanding principal into the Series A-2 preferred stock or securities to be issued in the next round of financing. If the outstanding balance is converted to shares of Series A-2, the shares would equate to the loan balance divided by the Series A-2 issue price. If the loan balance is converted into securities from the next round of financing, the number of shares would equate to the outstanding loan balance divided by 80% of the price per share of the next round price.

The principal balance of the convertible promissory notes at September 30, 2022 and 2021 was $22,811,129 and $18,911,129, respectively. Interest expense for the years ended September 30, 2022 and 2021 was $4,280,728 (which included $1,028,476 related to debt discount amortization) and $4,392,923 (which included $691,164 related to debt discount amortization), respectively.

The conversion feature in these notes is being accounted for as a derivative liability (and a related debt discount which is being amortized to interest expense over the term of the notes) and was revalued at the expected settlement value at each reporting period. Activity for the derivative liability is as follows:

19

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – FINANCING ARRANGEMENTS (Continued)

Related Party Convertible Notes Payable (Continued)

Value at September 30, 2020	$5,007,509
Additional notes	625,000
Change in value	779,975

Value at September 30, 2021	6,412,484
Additional notes	975,000
Change in value	1,070,013

Value at September 30, 2022	$8,457,497

The derivative liability is being measured at fair value which is based upon the expected future settlement amount in accordance with the expected predominate settlement mechanism in the convertible notes, which is conversion into a qualified financing at a 20% discount. Given the short time to maturity of the convertible notes payable, the Company has not discounted the estimated future settlement amounts.

All of the related party notes are secured by a first priority security interest on all assets including cash, intangibles, fixed assets, inventory and accounts receivable.

Convertible Promissory Note

In September 2020, the Company issued a $1,500,0000 convertible promissory note at an annual interest rate of 10% with a maturity date of September 18, 2025. The note is secured by a Mobetron system. The holder of the note has the option to convert the outstanding principal into securities to be issued in the next round of financing, where the number of shares would equate to the outstanding loan balance divided by 80% of the price per share of the next round price.

In November 2020, the Company issued a $1,200,0000 convertible promissory note at an annual interest rate of 10% with a maturity date of November 18, 2025. The note is secured by a Mobetron system. The holder of the note has the option to convert the outstanding principal into securities to be issued in the next round of financing, where the number of shares would equate to the outstanding loan balance divided by 80% of the price per share of the next round price.

The conversion feature in these notes is accounted for as a derivative liability (and a related debt discount which is being amortized to interest expense over the term of the notes) and is revalued at the expected settlement value at each reporting period. There was no new convertible promissory note issued in FY 2022, thus there was no activity during the year. The value of the derivative liability at September 30, 2022 and 2021 was $675,000. For the years ended September 30, 2022 and 2021, debt discount amortization was $134,556 and $126,670, respectively.

20

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – FINANCING ARRANGEMENTS (Continued)

Capital Leases/Sale Leasebacks

The Company enters into sale leaseback agreements to sell units of its equipment and then leases back the equipment. A summary of capital lease/sale leaseback transactions are as follows:

Date Entered	Amount	Term	Interest Rate	Monthly Lease Payments	Warrants Issued	Date Repurchased
June 2018	$1,500,000	60 months	15%	$30,000	750,000 shares of common stock at an exercise price of $0.40 per share which expires in September 2025, of which 375,000 were immediately vested and 375,000 vests over a 60-month term	N/A
March 2019	$1,500,000	36 months	10%	$42,475	562,500 shares of common stock at an exercise price of $0.40 per share which expires in March 2026	June 2019 and November 2019
April 2019	$750,000	36 months	10%	$21,238		September 2020
June 2019	$1,500,000	36 months	10%	$42,475	187,500 shares of common stock at an exercise price of $0.40 per share which expires in June 2026	October 2020 and June 2021
September 2019	$635,000	36 months	10%	$17,981	157,750 shares of common stock at an exercise price of $0.40 per share which expires in September 2026	N/A

21

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – FINANCING ARRANGEMENTS (Continued)

Capital Leases/Sale Leasebacks (Continued)

Date Entered	Amount	Term	Interest Rate	Monthly Lease Payments	Warrants Issued	Date Repurchased
October 2019	$750,000	36 months	10%	$21,238	N/A	May 2020
November 2019	$750,000	36 months	10%	$21,238	N/A	October 2020
December 2019	$750,000	36 months	10%	$21,238	187,500 shares of common stock at an exercise price of $0.4 per share which expires in December 2026	January 2021
September 2020	$750,000	42 months	10%	$21,238	187,500 shares of common stock at an exercise price of $0.4 per share which expires in September 2027	June 2021
November 2020	$1,500,000	34 months	10%	$21,238	375,000 shares of common stock at an exercise price of $0.4 per share which expires in November 2027	N/A
January 2021	$2,500,000	60 months	10%	Interest payments ranging from approximately $19,178 to $21,233	N/A	N/A
August 2021	$1,500,000	42 months	10%	$21,238	375,000 shares of common stock at an exercise price of $0.4 per share which expires in August 2028	November 2021 and November 2022

22

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – FINANCING ARRANGEMENTS (Continued)

Capital Leases/Sale Leasebacks (Continued)

Date Entered	Amount	Term	Interest Rate	Monthly Lease Payments	Warrants Issued	Date Repurchased
December 2021	$750,000	42 months	10%	$21,238	375,000 shares of common stock at an exercise price of $0.4 per share which expires in December 2028	July 2022
December 2021	$750,000	42 months	10%	$21,238		N/A
January 2022	$750,000	54 months	10%	$21,238	187,500 shares of common stock at an exercise price of $0.4 per share which expires in January 2029	N/A
April 2022	$750,000	54 months	10%	$21,238	187,500 shares of common stock at an exercise price of $0.4 per share which expires in April 2029	October 2022
May 2022	$1,550,000	60 months	12%	Interest payments ranging from approximately $15,288 to $15,797	N/A	N/A

23

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – FINANCING ARRANGEMENTS (Continued)

Capital Leases/Sale Leasebacks (Continued)

Date Entered	Amount	Term	Interest Rate	Monthly Lease Payments	Warrants Issued	Date Repurchased
June 2022	$1,000,000	60 months	10%	$21,247	250,000 shares of common stock at an exercise price of $0.4 per share which expires in June 2029	N/A
August 2022	$4,000,000	60 months	10%	$21,247	500,000 shares of common stock at an exercise price of $0.4 per share which expires in August 2029	N/A

During the year ended September 30, 2022, the Company entered into additional sale leaseback agreements with the investor for seven units for a total of $6,500,000. However, as of September 30, 2022, these seven units were under construction, and thus, the sale leaseback will occur when the units are completed. No deferred profit or leased equipment associated with these units was recorded as of September 30, 2022, only the capital lease obligation was recorded.

In March 2022, the Company entered into an amendment to the original sale leaseback agreement with an investor dated January 12, 2021, to exchange two units of Mobetron Ebeam Equipment as the original units were sold and shipped to customers. There was no change to the maturity of the agreement, but the interest rate per the amendment increased from 10% to 12%. As of September 30, 2022, these units that were reassigned per the new amendment were under construction, thus, the sale leaseback will occur when the units are completed. No deferred profit or leased equipment was recorded as of September 30, 2022, only the capital lease obligation was recorded. The Company recorded the amortization of the deferred profit of the two original units through March 2022, when the amendment was signed into effectiveness, and derecognized the leased equipment, resulting is a loss on sale leaseback modification of $635,593.

Interest expense for all these capital lease/sale leaseback transactions was $904,870 and $609,638 for the years ended September 30, 2022 and 2021, respectively.

24

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – FINANCING ARRANGEMENTS (Continued)

Capital Leases/Sale Leasebacks (Continued)

Deferred profit activity for all these sale leaseback transactions are as follows:

Balance at September 30, 2020	$1,632,786
Additions	2,957,626
Adjustments for repurchases	(294,611)
Profit on sale leaseback recognized	(1,449,057)

Balance at September 30, 2021	2,846,744
Additions	1,752,549
Adjustments for repurchases	(860,121)
Adjustments for systems exchange	(1,239,407)
Adjustments for system not built	(220,713)
Profit on sale leaseback recognized	(986,594)

Balance at September 30, 2022	$1,292,458

Warrants issued in connection with these transactions, which include those immediately vested and those that vest over 60 months, were accounted for as a payment against the lease and recorded to equity. The number of warrants issued and calculated fair value of the warrants since March 2019 were summarized in the table below (As the value of the warrants since September 2020 were insignificant, they were not recorded):

	Number of
Date Issued	Warrants Issued	Calculated Fair Value
March 2019	562,500	$129,002
June 2019	187,500	$42,370
September 2019	158,750	$35,560
December 2019	187,500	$42,107
September 2020	187,500	$40,566
November 2020	375,000	$32
August 2021	375,000	$31
December 2021	375,000	$33
January 2022	187,500	$17
April 2022	187,500	$19
June 2022	250,000	$27
August 2022	500,000	$51

25

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – FINANCING ARRANGEMENTS (Continued)

Capital Leases/Sale Leasebacks (Continued)

 The warrants were estimated using the Black-Scholes model with the following assumptions:

	March 2019	June 2019	September 2019	December 2019	September 2020
Expected dividend yield (1)	0%	0%	0%	0%	0%
Risk-free interest rate (2)	2.49%	1.96%	1.65%	1.74%	0.47%
Expected volatility (3)	55%	55%	55%	55%	55%
Expected life (in years) (4)	7	7	7	7	7

	November 2020	December 2021	January 2022	April 2022	June 2022
Expected dividend yield (1)	0%	0%	0%	0%	0%
Risk-free interest rate (2)	1.05%	1.36%	1.81%	2.84%	3.34%

Expected volatility (3)	60%	60%	60%	60%	60%
Expected life (in years) (4)	7	7	7	7	7

August 2022
Expected dividend yield (1)	0%
Risk-free interest rate(2)	2.86%
Expected volatility (3)	60%
Expected life (in years) (4)	7

(1)	The Company has no history or expectation of paying cash dividends on its common stock.

(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)	The Company has estimated the expected volatility of its share price based on the share price volatility of similar publicly traded entities.

(4)	The expected life represents the contractual term of the warrant.

26

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 5 – FINANCING ARRANGEMENTS (Continued)

Capital Leases/Sale Leasebacks (Continued)

Following are the future minimum lease payments for the capital leases as of September 30,:

2023	$3,175,196
2024	2,611,659
2025	2,170,709
2026	4,046,302
2027	2,840,138

Total	14,844,004

Less interest	(2,186,900)

Total	$12,657,104
Less current portion	$(2,553,033)

Capital lease obligation, long term	$10,104,071

NOTE 6 – STOCKHOLDERS’ DEFICIT

Common Stock

On May 23, 2022, the Company amended and restated its Certificate of Incorporation to increase the number of authorized common stock from 55,000,000 to 100,000,000 shares at $0.00001 par value per share.

Convertible Preferred Stock

On May 23, 2022, the Company amended and restated its Certificate of Incorporation to increase the number of authorized preferred stock from 47,348,161 to 76,856,187 shares at $0.00001 par value per share.

27

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – STOCKHOLDERS’ DEFICIT (Continued)

Convertible Preferred Stock (Continued)

The convertible preferred stock as of September 30, 2022 and 2021, consisted of the following:

	Number of Shares Authorized as of September 30, 2022	Number of Shares Authorized as of September 30, 2021	Number of Shares Issued and Outstanding	Total Liquidation Preference
Series C	26,856,187	30,944,765	26,856,187	$28,017,717
Series A-2	50,000,000	16,403,396	2,903,396	2,903,396
	76,856,187	47,348,161	29,759,583	$30,921,113

As of September 30, 2022 and 2021, the rights and preferences, privileges and restrictions of the Series C and A-2 Convertible Preferred Stock are set forth in the Company’s Amended and Restated Articles of Incorporation and are summarized as follows:

Dividends Provisions

The holders of shares of Series C and A-2 Convertible Preferred Stock shall be entitled to receive dividends when, as and if declared by the board of directors, prior and in preference to any declaration or payment of any dividend or distribution on the Common Stock or any other junior equity security of the Company, at the rate of 8% of the original Series C and A-2 base price, adjustable for certain events, such as stock splits and combinations. The Company has not declared dividends to date.

After such dividends to the holders of the Series C and A-2 Convertible Preferred Stock, any additional dividends or distributions shall be distributed among all holders of Common Stock and Convertible Preferred Stock in proportion to the number of shares of Common Stock that would be held by each such holder if all shares of Convertible Preferred Stock were converted to Common Stock at the then effective Conversion Ratio.

Redemption Provisions

The Convertible Preferred Stock is not redeemable at the option of the holder.

28

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 6 – STOCKHOLDERS’ DEFICIT (Continued)

Convertible Preferred Stock (Continued)

Liquidation Preference

In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, the holders of the Series C Convertible Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of the Series A-2 and Common Stock or other junior equity securities of the Company by reason of their ownership thereof, an amount per share equal to the Series C Issue Price times 1.25 plus all dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. Holders of Series A-2 are entitled to an amount per share equal to Series A-2 Issue Price plus all dividends accrued but unpaid thereon, whether or not declared, together with any other dividends declared but unpaid thereon. If upon the occurrence of such event, the assets and funds thus distributed among the holders of the Series A-2 and C Convertible Preferred Stock shall be insufficient to permit the payment to such holders of the full aforesaid preferential amounts, then the entire assets and funds of the Company legally available for distribution shall be distributed ratably among the holders of the Series A-2 and C Convertible Preferred Stock in proportion to the full preferential amount that each such holder is otherwise entitled to receive.

Conversion

Each share of Convertible Preferred Stock shall be convertible at the option of the holder thereof, at any time after the date of issuance of such share, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the outstanding amount of the Original Series C and A-2 Issue Price by the Series C and A-2 conversion price (initially $0.8436 and $1.00, respectively).

Each share of Series C and A-2 shall be converted into fully-paid, nonassessable shares of Common Stock at the then effective Preferred conversion price immediately prior to the closing of a firm commitment underwritten public offering pursuant to an effective registrant statement filed under the Securities Act of 1933, covering the offer and sale of Common Stock provided that a) the public offering price is at least $4.218 per share of Common Stock, b) the aggregate gross proceeds to the Corporation are not less than $50,000,000 and c) the Common Stock of the Corporation is listed for quotation on the NYSE or NASDAQ stock market.

The conversion price is subject to adjustment for stock splits, recapitalizations, reorganizations and other equity restructuring transactions. Additionally, the conversion price is subject to the adjustment based upon future dilutive issuances at a price less than the Preferred conversion price.

Voting Rights

The holder of each share of Preferred Stock shall have the right to one vote for each share of Common Stock into which such Preferred Stock could be converted on the record date for the vote or consent of stockholders, and, except as otherwise required by law, with respect to such vote, such holder shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock.

29

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – STOCK-BASED COMPENSATION

The Company has adopted the 2013 Stock Plan under which it originally reserved 4,350,636 shares for grants of awards. An additional 3,719,364 shares were reserved in May 2016 under the amended plan, bringing the total shares reserved to 8,070,000.

The Option Plan provides for the grant of incentive and non-statutory stock options to employees, nonemployee directors and consultants of the Company. Options granted under the Option Plan generally become exercisable ratably over a four-year period following the date of grant and expire ten years (five years for incentive and non-statutory stock options granted to holders of 10% or more of the voting stock) from the date of grant. At the discretion of the Company’s Board of Directors, certain options may be exercisable immediately at the date of grant but subject to repurchase at their original exercise price in the event of an employee’s termination prior to full vesting. All other options are exercisable only to the extent vested.

The exercise price of both incentive and non-statutory stock options granted under the Option Plan must be at least equal to 100% of the fair value of the Company’s common stock at the date of grant, as determined by the Board of Directors. Incentive and non-statutory stock options granted to stockholders who own greater than 10% of the Company’s outstanding stock at the date of grant must be issued at no less than 110% of the estimated fair value of the common stock on the date of grant.

30

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – STOCK-BASED COMPENSATION (Continued)

Stock option activity for the years ended September 30, 2022 and 2021 was as follows:

	Shares	Weighted- average exercise price per share	Weighted- average remaining contractual life (in years)

Outstanding at September 30, 2020	2,382,000	$0.40	5.76

Options granted	2,281,000	$0.006
Options exercised	(181,250)	$0.04
Options forfeited/cancelled	(315,000)	$0.006

Outstanding at September 30, 2021	4,166,750	$0.006	6.89

Options granted	10,000	$0.006
Options exercised	(150,625)	$0.006
Options forfeited/cancelled	(1,724,125)	$0.006

Outstanding at September 30, 2022	2,302,000	$0.006	5.22

Vested and expected to vest at
September 30, 2022	2,302,000	$0.006	5.22

Exercisable at September 30, 2022	1,786,896	$0.006	4.97

The weighted-average grant date calculated fair value of options granted during the years ended September 30, 2022 and 2021 was $0.004 and $0.003, respectively. The total fair value of shares vested during the years ended September 30, 2022 and 2021 was $4,835 and $10,587, respectively. The intrinsic value of options exercised was zero for the years ended September 30, 2022 and 2021.

During the year ended September 30, 2021, the Company amended substantially all existing option agreements to reduce the exercise price to $0.006 per share. The impact of the option modification was insignificant.

31

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 7 – STOCK-BASED COMPENSATION (Continued)

As of September 30, 2022, there was $1,106 of unamortized stock-based compensation cost related to unvested stock options which is expected to be recognized over a weighted average period of 1.39 years.

The calculated fair value option grants were estimated using the Black-Scholes option pricing model with the following weighted-average assumptions for the years ended September 30,:

	2022	2021
Expected dividend yield (1)	0%	0%
Risk-free interest rate (2)	3.97%	1.32%
Expected volatility (3)	60.00%	60.00%
Expected life (in years) (4)	6.125	6.125

(1)	The Company has no history or expectation of paying cash dividends on its common stock.

(2)	The risk-free interest rate is based on the U.S. Treasury yield for a term consistent with the expected life of the awards in effect at the time of grant.

(3)	The Company has estimated the expected volatility of its share price based on the share price volatility of similar publicly traded entities.

(4)	The expected life represents the period of time that options granted are expected to be outstanding and was estimated using the simplified method and essentially equates to the weighted average of the vesting term and contractual life of the options.

NOTE 8 – INCOME TAXES

The provision for income taxes consisted of the following for the years ended September 30,:

	2022	2021
Current:
Federal	$-	$-
State	1,320	1,150

Total current	$1,320	$1,150

Deferred:
Federal	$13,408	$13,408
State	-	-

Total provision	$14,728	$14,558

32

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES (Continued)

The components of the net deferred tax assets and liabilities are as follows as of September 30,:

	2022	2021
Deferred tax assets:

Net operating loss carryforwards	$13,838,645	$11,953,883
Derivative liability	2,245,674	1,781,381
Fixed assets and intangibles	1,210,888	1,172,582
Stock compensation	168,797	172,533
Credit carryforwards	812,860	697,449
Accrued warranty	44,262	45,242
Accrued compensation	52,979	61,970
Deferred revenue	317,814	257,527
Other	53,933	1,256

Gross deferred tax assets	18,745,852	16,143,823

Valuation allowance	(17,766,324)	(15,159,552)

Net deferred tax assets	979,528	984,271

Deferred tax liabilities:
Goodwill	(696,273)	(631,445)
Deferred COGS	(227,273)	(232,303)
Debt discount	(174,907)	(226,039)

Net deferred tax liabilities	$(118,925)	$(105,516)

The difference between the provision for income taxes and the income tax determined by applying the federal statutory rate of 21% is principally due to the changes in the valuation allowance. The valuation allowance increased $2,606,772 and $2,544,618 for the years ended September 30, 2022 and 2021, respectively.

33

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 8 – INCOME TAXES (Continued)

Realization of deferred tax assets is dependent upon future earnings, the timing and amount of which are uncertain. Accordingly, the deferred tax assets have been offset by a valuation allowance. As of September 30, 2022, the Company had NOL (net operating loss) carryforwards for federal tax purposes totaling $53,836,136 and for state tax purposes totaling $26,222,140. The NOL carryforwards will begin expiring in 2034 for both federal and state purposes for tax years before 2018 and post 2017 federal NOLs can be carried forward indefinitely. At September 30, 2022, the Company also has federal and state research and development tax credit carryforwards of $452,966 and $382,092, respectively. The federal tax credits will expire starting in 2034, unless previously utilized. The state tax credits do not expire and can be carried forward indefinitely.

Utilization of the NOL and tax credit carryforwards may be subject to a substantial annual limitation due to ownership percentage change limitations that may have occurred or that could occur in the future, as required by the Internal Revenue Code (the “Code”), as well as similar state provisions. In general, an “ownership change” as defined by the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders or public groups. The annual limitation may result in the expiration of the NOL and tax credit carryforwards before utilization.

The Company’s 2014 through 2022 tax years remain open for examination by the federal and state taxing authorities.

NOTE 9 – COMMITMENTS AND CONTINGENCIES

Operating Lease

The Company leases its facilities under a noncancelable operating lease that expired September 2021. In November 2021, the Company renewed the noncancelable operating lease for its facilities and extended the term of the lease to September 2026. In addition to the base rent, the Company is responsible for certain insurance, property tax and maintenance expenses under the terms of the facilities lease.

The Company recognizes rent on a straight-line basis over the term of the lease. The difference between required lease payments and straight-line rent expense has been recorded as deferred rent in the accompanying consolidated balance sheets at September 30, 2022 and 2021. Rent expense for years ended September 30, 2022 and 2021 was $609,345 and $515,663, respectively.

34

INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 9 – COMMITMENTS AND CONTINGENCIES (Continued)

Operating Lease (Continued)

At September 30, 2022, future minimum payments required under the noncancelable operating lease for future years ending September 30 are as follows:

2023	$591,081
2024	608,813
2025	627,078
2026	645,890

Total	$2,472,862

Indemnification

In the Company’s sales agreements, the Company typically agrees to indemnify its customers for any expenses or liability resulting from claimed infringements of patents, trademarks or copyrights of third parties. The terms of these indemnification agreements are generally perpetual any time after execution of the agreement. The maximum amount of potential future indemnification is unlimited. To date, the Company has not paid any amounts to settle claims or defend lawsuits.

Litigation

The Company may from time to time become involved in various legal proceedings arising in the ordinary course of business. The unfavorable resolution of any such matters could have a material effect on the Company’s consolidated financial position and results of operations.

NOTE 10 – DEFINED CONTRIBUTION 401(K) PLAN

The Company has a qualified 401(k) plan for all eligible employees. Employees may contribute up to the statutory maximum, which is set by law each year. The Company does not currently match contributions.

NOTE 11 – SUBSEQUENT EVENTS

In October 2022, the Company amended the previously issued warrants in connection with the sale leaseback transactions as disclosed in Note 5 to amend the exercise price to $0.01.

In October 2022, the Company entered into three additional sale leaseback agreements. Each lease has a term of 60 months, with monthly payments of $21,247. The Company also issued a warrant to purchase 500,000 shares of common stock at an exercise price of $0.01 per share which expires in August 2029 and an additional warrant to purchase 750,000 shares of common stock at an exercise price of $0.01 per share which expires in October 2029.

35

 INTRAOP MEDICAL CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 11 – SUBSEQUENT EVENTS (Continued)

In November 2022, the Company entered into another sale leaseback agreement for $1,600,000. The lease has a term of 60 months, with monthly payments ranging from $14,729 to $16,307. In connection with this, the Company issued a warrant to purchase 150,000 shares of common stock at an exercise price of $0.40 per share which expires in December 2029.

In December 2022, the Company amended the secured convertible promissory notes and the secured promissory notes with the related party as disclosed in Note 5 to extend the maturity dates of all the previously issued security convertible promissory and secured promissory notes to December 31, 2023.

The Company evaluated subsequent events through March 24, 2023, the date which the consolidated financial statements were available to be issued.

36